As filed with the Securities and Exchange Commission on March 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CODIAK BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4926530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 CambridgePark Drive, Suite 500

Cambridge, MA 02140

(617) 949-4100

(Address of Principal Executive Offices)

Codiak BioSciences, Inc. 2020 Stock Option and Incentive Plan

(Full Title of the Plans)

Douglas E. Williams, Ph.D.

President and Chief Executive Officer

35 CambridgePark Drive, Suite 500

Cambridge, MA 02140

(Name, address, including zip code)

(617) 949-4100

(Telephone number, including area code, of agent for service)

Copies to:

Stephen M. Davis Daniel A. Lang Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800	Linda C. Bain Yalonda Howze 35 CambridgePark Drive, Suite 500 Cambridge, MA 02140 (617) 949-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	938,384 shares(3)	$16.60	$15,577,174.40	$1,699.47

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Codiak BioSciences, Inc. (the “Registrant”) that became issuable under the Registrant’s 2020 Stock Option and Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

The price of $16.60 per share, which is the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on March 11, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

(3)

Represents an automatic increase to the number of shares available for issuance under the 2020 Plan, in accordance with the automatic annual increase provision of the 2020 Plan, effective as of January 1, 2021. Shares available for issuance under the 2020 Plan were previously registered on the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on October 16, 2020 (File No. 333-249507).

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the 2020 Plan, as a result of the operation of an automatic annual increase provision therein, which added an aggregate of 938,384 shares of Common Stock on January 1, 2021. The additional shares are of the same class as other securities relating to the 2020 Plan for which the Registrant’s registration statement filed on Form S-8 (File No. 333-249507) on October 16, 2020 (the “Registration Statement”), is effective. The information contained in the Registration Statement is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index below for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2021).

4.2	Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2020 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248692) filed with the Securities and Exchange Commission on October 7, 2020.)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 17th day of March, 2021.

CODIAK BIOSCIENCES, INC.

By:	/s/ Douglas E. Williams
Douglas E. Williams
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Douglas E. Williams and Linda C. Bain as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Douglas E. Williams	Chief Executive Officer, President and Director	March 17, 2021
Douglas E. Williams, Ph.D.	(Principal Executive Officer)

/s/ Linda C. Bain	Chief Financial Officer	March 17, 2021
Linda C. Bain	(Principal Financial and Accounting Officer)

/s/ Steven Gillis	Chairman of the Board	March 17, 2021
Steven Gillis, Ph.D.

/s/ Karen Bernstein	Director	March 17, 2021
Karen Bernstein, Ph.D.

/s/ Charles L. Cooney	Director	March 17, 2021
Charles L. Cooney, Ph.D.

/s/ Jason Haddock	Director	March 17, 2021
Jason Haddock

/s/ Theo Melas-Kyriazi	Director	March 17, 2021
Theo Melas-Kyriazi

/s/ Briggs W. Morrison	Director	March 17, 2021
Briggs W. Morrison, M.D.